                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                 CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)
                            ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998 and August 11, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, and August 11, 1998, is supplemented to add the following:

                                                                       NUMBER OF
                                                                       CONVERSION
NAME OF SELLING       AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)      BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
--------------------  --------------------  -----------------------  --------------

American
  Investors Life             $ 3,500,000                 .76%            71,050

Argent Offshore
  Fund, L.P.                 $13,500,000                2.93%           274,050

Employers
  Reinsurance Co.            $ 1,500,000                 .33%            30,450

General Motors
  Corp.                      $17,500,000                3.80%           355,250

McMahan
  Securities
  Co., L.P.                  $   119,000                 .03%             2,415

Motors
  Insurance                  $ 2,500,000                 .54%            50,750

Salomon Brothers
  Total Return               $   750,000                 .16%            15,225

Regence Idaho                $   207,000                 .04%             4,202

Regence Oregon               $   351,000                 .07%             7,125

Regence Utah                 $   110,000                 .02%             2,233

Regence Washington           $   582,000                 .13%            11,814

 ____________________________

(1) The information set forth herein is as of August 18, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is August 18, 1998.